Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Perion Network Ltd. Equity Incentive Plan (formerly known as the 2003 Israeli Share Option Plan), of our report dated April 29, 2013, with respect to the consolidated financial statements of Perion Network Ltd. and its subsidiaries included in its Annual Report on Form 20-F/A for the year ended December 31, 2012, filed with the Securities and Exchange Commission on April 29, 2013.

/s/ KOST FORER GABBAY & KASIERER
Tel Aviv, Israel	KOST FORER GABBAY & KASIERER
December 31, 2013	A member of Ernst & Young Global